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                                                                  EXHIBIT 10.8



           DESCRIPTION OF LIFE INSURANCE ARRANGEMENT WITH ANDRE DAHAN

On May 29, 2002, we entered into an agreement with Mr. Dahan to amend the retirement provision of his original employment agreement. (See Exhibit 10.6.) In lieu of his original retirement benefits, we have agreed to provide him other comparable benefits, including a split dollar life insurance arrangement. Under this arrangement, we have agreed to make five premium payments of $731,000 each on a life insurance policy owned by Mr. Dahan, subject to our ability under the agreement to terminate making such payments. (The next premium payment is due in 2003). The agreement provides that we are entitled to recover the total premiums paid upon the death of Mr. Dahan or any earlier termination of the split dollar agreement, plus any excess value in the policy after the proceeds have been paid to Mr. Dahan or his beneficiaries, as applicable.